IntelGenx Announces Analyst Coverage Initiated by Singular Research

SAINT LAURENT, QUEBEC, April 16, 2015 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today announced that Singular Research has initiated analyst coverage on IntelGenx.

A copy of the research report may be obtained directly from the analyst at Singular Research by contacting Greg Eisen, CFA, on 626-405-0242 or at research@singularresearch.com.

All reports on IntelGenx prepared by analysts represent the views of such analysts and are not necessarily those of IntelGenx. IntelGenx is not responsible for the content, accuracy or timelines provided by analysts.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release and the OTCQX has neither approved nor disapproved the contents of this press release.

INVESTOR CONTACT:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

COMPANY CONTACT:
Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com